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                                                                   Exhibit 99.2


       [LETTERHEAD OF DEUTSCHE BANK SECURITIES INC.]


                                        October 5, 1999

The Board of Directors
Xomed Surgical Products, Inc.
6743 Southpoint Drive North
Jacksonville, Florida 32216

Members of the Board:


      We hereby consent to the inclusion of our opinion letter to the Board of Directors of Xomed Surgical Products, Inc. ("Xomed") as Annex B to the Proxy Statement/Prospectus of Xomed and Medtronic, Inc. ("Medtronic") relating to the proposed merger transaction involving Xomed and Medtronic. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                             By:/s/Deutsche Bank Securities Inc.
                                                ------------------------------
                                                DEUTSCHE BANK SECURITIES INC.